EXHIBIT 15.1

May 7, 2008

The Board of Directors and Stockholders, Sun Microsystems, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Sun Microsystems, Inc. pertaining to the Sun Microsystems, Inc. 2005 U.S. Non-Qualified Deferred Compensation Plan of our reports dated November 5, 2007, February 4, 2008 and May 7, 2008 relating to the unaudited condensed consolidated interim financial statements of Sun Microsystems, Inc. that are included in its Forms 10-Q for the quarters ended September 30, 2007, December 30, 2007 and March 30, 2008.

Very truly yours,

/s/ Ernst & Young LLP